ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-200212

Dated November 19, 2014

UBS Media Relations UBS AG Media release Media release: November 19, 2014 UBS DECLARES QUARTERLY COUPON PAYMENT ON EXCHANGE-TRADED NOTE: AMU New York, November 19, 2014 – UBS Investment Bank today announced a coupon payment for the ETRACS Alerian MLP Index ETN (NYSE Arca: “AMU”). The relevant coupon information is provided in the table below. For additional ETRACS information, go to www.etracs.com or download the ETRACS Full ETN List. NYSE ETN Valuation Ex- Record Payment Coupon Payment Current Yield* Ticker Name Date Date Date Date Amount Schedule (annualized) ETRACS Alerian MLP AMU 11/17/14 11/26/14 12/01/14 12/09/14 $0.3778 Quarterly 4.68% Index ETN * “Current Yield (annualized)” equals the current Coupon Amount, multiplied by four (to annualize such coupon), divided by the closing price of the ETN on its current Coupon Valuation Date, or, if the closing price is not available on that date, then the previous available closing price, and rounded to two decimal places for ease of analysis. The Current Yield is not indicative of future coupon payments, if any, on the ETN. You are not guaranteed any coupon or distribution amount under the ETN. About ETRACS ETRACS ETNs are exchange-traded notes, an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETRACS ETNs may offer: Access to asset classes with historically low correlations to more traditional asset classes Convenience of an exchange-traded security Transparent exposure to a published index ETRACS ETNs are senior unsecured notes issued by UBS AG, are traded on NYSE Arca, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS AG. You are not guaranteed any coupon or distribution amount under the ETNs. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETN. This communication is issued by UBS AG or an affiliate thereof (“UBS”). Products and services in this communication may not be available for residents of certain jurisdictions. In the United States, this communication is issued by UBS Securities LLC (member FINRA, NYSE and SIPC) or UBS Financial Services Inc. (member FINRA and SIPC), subsidiaries of UBS AG, or solely to qualified US institutional investors by UBS AG or a subsidiary or affiliate thereof that is not registered as a US broker-dealer (a “non-US affiliate”). Transactions resulting from materials distributed by a non-US affiliate must be effected through UBS Securities LLC or UBS Financial Services Inc. Neither UBS nor any of its directors, officers, employees or agents accepts any liability for any loss or damage arising out of the use of all or any part of this communication or reliance upon any information contained herein. ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement, or product supplement and pricing supplement, for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the prospectus supplement, or applicable product supplement and pricing supplement, by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution or reproduction of this communication in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2014. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. Alerian MLP Index, Alerian MLP Total Return Index, AMZ, and AMZX are trademarks of Alerian and their use is granted under a license from Alerian. Other marks may be trademarks of their respective owners. All rights reserved.

Media Relations UBS AG Media Enquiries Azar Boehm + 1 212-713 3379 New York: Megan Stinson + 1 212-713 1302 Follow us on Twitter at: www.ubs.com/twitteramericas Notes to Editors UBS draws on its 150-year heritage to serve private, institutional and corporate clients worldwide, as well as retail clients in Switzerland. Its business strategy is centered on its pre-eminent global wealth management businesses and its leading universal bank in Switzerland, complemented by its Global Asset Management business and its Investment Bank, with a focus on capital efficiency and businesses that offer a superior structural growth and profitability outlook. UBS is present in all major financial centers worldwide. It has offices in more than 50 countries, with about 35% of its employees working in the Americas, 36% in Switzerland, 17% in the rest of Europe, the Middle East and Africa and 12% in Asia Pacific. UBS employs about 60,000 people around the world. Its shares are listed on the SIX Swiss Exchange and the New York Stock Exchange (NYSE). www.ubs.com/media